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                                                                    EXHIBIT 10.8


May 11, 2001


Wm. Christopher Gorog
4211 Toluca Road
Toluca Lake, CA  91602

Dear Chris:

On behalf of Roxio, Inc. (the "Company" or "Roxio"), I am pleased to confirm your position as President and Chief Executive Officer for the Company. You will also serve as a member of Roxio's Board of Directors.

Your initial base salary will be $375,000 per year. You received a hire-on bonus of $125,000 gross and relocation assistance of $100,000 gross (subject to applicable withholding) when you were initially hired as Roxio's President and Chief Executive Officer by Adaptec, Inc. Should you voluntarily leave the Company's employment prior to September 11, 2001, you agree to repay the relocation and hire-on bonus funds on a prorated basis.

You will be eligible to participate in the annual bonus program that targets 65% of your base salary dependent upon your performance and that of the Company. For the one-year period ending September 30, 2001, the bonus is guaranteed and paid bi-annually. The first payment of $121,875 was paid to you on March 31, 2001 and the second payment of $121,875 will be made on September 30, 2001, provided that if your employment is terminated by the Company without cause (as defined below) or by you for "good reason" (as defined below) prior to such date, you shall be entitled to the pro rated portion of such second payment.

Roxio provides a range of company paid benefits for which you are eligible. You will also receive an automobile allowance of $650 per month, a Company-paid annual physical examination, a health club subsidy and financial planning assistance up to $2500 (net) per year. Your reasonable travel and business expenses shall be reimbursed including costs and fees for professional organizations.

In addition, you have been granted an option to purchase 500,000 shares of Roxio stock in accordance with the Roxio 2000 Stock Option Plan. The strike price of the Roxio stock options will be $8.50. Your option to purchase these shares will vest 25% on September 21, 2001, and 6.25% quarterly thereafter, to be fully vested at the end of four years. Your
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Wm. Christopher Gorog
May 11, 2001
Page 2 of 3


stock options will have Roxio's standard provisions for acceleration of vesting upon change of control and will vest as to 100% of the options in the event that your employment is terminated without cause by the acquirer within 12 months following a change of control of Roxio. For the twelve-month period following a change of control of Roxio, termination without cause will include constructive termination in the event that you resign from the Company for "Good Reason." "Good Reason" shall mean that you, without your consent, have (i) incurred a material reduction in your title, status, authority or responsibility; (ii) incurred a reduction in your base compensation; (iii) been notified that your principal place of work will be relocated by a distance of fifty (50) miles or more; or (iv) been required to work more than ten (10) days per month outside of your principal offices for a six (6) month continuous period. In the event of a change of control of the Company as defined in the Roxio 2000 Stock Option Plan, providing you are still an employee of the successor company six months following such change of control, you will receive a cash bonus equal to the in-the-money value of 25% of your unvested stock options as of the date of change of control.

Your business experience matches very well with Roxio's current business needs and our anticipated direction. However, in the event that the Board of Directors terminates your employment without cause (cause defined as gross negligence, willful misconduct or conviction of a felony or any crime involving moral turpitude) on or before September 11, 2003, you shall receive the following severance: pay equal to 12 months at your current level of base compensation and 12 months Company-paid COBRA benefit premiums. The 12 months of base compensation will be paid in a one-time lump sum, less legally mandated payroll deductions and withholdings. Additionally, if your employment is terminated without cause or by you for "Good Reason" (as defined above) prior to the one-year anniversary of the vesting commencement date of the initial grant, your option to purchase 500,000 shares of Roxio stock will automatically vest as to 25% and will be exercisable for 90 days following the termination of employment.

Except as expressly provide above, in the event that you decide to voluntarily terminate your employment at any time and for any reason (other than as a result of a material breach by the Company) or the Company terminates your employment "for cause," you shall be entitled only to the unpaid salary and unused vacation benefits which been accrued on your behalf. You shall be entitled to no other compensation, benefits or severance payments of any kind. Should you be terminated "for cause," Roxio shall provide you with a written statement detailing such cause.
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Wm. Christopher Gorog
May 11, 2001
Page 3 of 3


You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an "employment at will" relationship. Any disputes will be resolved through binding arbitration with a single arbitrator under the rules of the American Arbitration Association.

Please sign this letter, indicating acceptance of this offer, and return to me.

Chris, we are pleased to have you as a member of the team and are confident you will continue to make a major contribution to our success.

Sincerely,

/s/ Richard E. Loupee

Richard E. Loupee
Director, Human Resources- Roxio, Inc.



                              Accepted:  /s/ Wm. Christopher Gorog
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                                         Wm. Christopher Gorog